EXHIBIT (h)(2)(b)

                                    AMENDMENT
                                       TO
                         SHAREHOLDER SERVICES AGREEMENT

         This Amendment (the "Amendment"), dated this 7th day of March, 2001 to the Shareholder Services Agreement (the "Agreement"), dated November 5, 1999 by and between TD WATERHOUSE TRUST, a Delaware business trust (the "Trust") and TD WATERHOUSE INVESTOR SERVICES, INC., a Delaware corporation ("TD Waterhouse"), is hereby made by and between the Trust and TD Waterhouse. Capitalized terms used herein and not otherwise defined, shall have the meanings ascribed to them in the Agreement.

         WHEREAS, pursuant to the Agreement TD Waterhouse provides certain shareholder and administrative services for its clients who own shares of the Trust, including, without limitation, the prompt transmission of all communications sent to TD Waterhouse for transmittal to clients by or on behalf of the Trust, or the Trust's investment adviser, distributor, custodian or transfer or dividend disbursing agent; and

         WHEREAS, the parties wish to amend Section 2 of the Agreement to clarify that the Trust, and not TD Waterhouse, is, and has been, responsible for paying the costs of printing and mailing to Trust shareholders proxy statements, shareholder reports, prospectuses, statements of additional information and other communications with respect to the Trust.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     1. Section 2 of the Agreement is hereby amended and restated to read in full as follows:

     2.   You  shall  provide  such  office  space  and   equipment,   telephone
          facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in your business, or all or any personnel employed by you) as is necessary or beneficial for providing information and services to the Trust's shareholders, and to assist the Trust in servicing accounts of clients. You shall transmit promptly to clients (at the expense of the Trust) all communications sent to you for transmittal to clients by or on behalf of the Trust, or the Trust's investment adviser, distributor, custodian or transfer or dividend disbursing agent.

     3. Except as herein amended, all of the terms, conditions and provisions of the Agreement shall remain unmodified and in full force and effect.


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     4.   This  Amendment may be executed in two or more  counterparts,  each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have affixed their signatures signifying their agreement as of the date first above written.

                                        TD WATERHOUSE TRUST

                                        By:   /s/ George A. Rio
                                             -----------------------------------
                                             Name:  George A. Rio
                                             Title: President

                                        TD WATERHOUSE INVESTOR SERVICES, INC.

                                        By:  /s/ Michele R. Teichner
                                             -----------------------------------
                                             Name:   Michele R. Teichner
                                             Title:  Senior Vice President